Exhibit 8.1

June 17, 2011

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Re:	Offer to Exchange Relating to the Outstanding 3.25% Convertible Subordinated Notes due 2026

Ladies and Gentlemen:

This opinion is addressed to Hutchinson Technology Incorporated (the “Company”) with respect to the Offer to Exchange Relating to the Outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Exchange Offer”) as described in the Registration Statement on Form S-4 (the “Registration Statement”) dated May 6, 2011. All capitalized terms used herein and not defined shall have the meanings ascribed to such items in the Registration Statement.

We have acted as special tax counsel to the Company in connection with the Exchange Offer as described in the Registration Statement. With respect thereto, we have examined such corporate records, certifications and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Based upon and subject to the foregoing, the statements in the Registration Statement under the caption “Material United States Federal Income Tax Consequences,” constitute in our opinion the material United States federal income tax consequences relating to (i) the tender of Old Notes for New Notes or a combination of New Notes and cash received for any fractional note pursuant to the Exchange Offer and (ii) the ownership and sale or other disposition of New Notes and the shares of common stock into which the New Notes may be converted.

The opinion herein expressed is limited to the specific issues addressed. By rendering this opinion, we do not undertake to advise you with respect to any other matter.

This opinion may not be used or relied upon for any purpose whatsoever, other than in connection with the Exchange Offer described in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Faegre & Benson LLP

Faegre & Benson LLP